UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 1, 2016

HANMI FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3660 Wilshire Boulevard, PH-A, Los Angeles, California 90010
(Address of Principal Executive Offices) (Zip Code)

(213) 382-2200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           (d)           Election of Directors

           On June 7, 2016, Hanmi Financial Corporation (the “Company”), a Delaware corporation and its wholly-owned subsidiary, Hanmi Bank (the “Bank”), announced that the Boards of Directors of the Company and Bank had appointed Mr. Thomas J. Williams to the Board of Directors of Company and Bank (the “Boards”), effective June 1, 2016.

           Mr. Williams, 53, is a 30 year veteran of the bank regulatory and banking industry.  Mr. Williams brings extensive experience across a broad range of risk and lending activities.  Prior to his retirement in May 2015, Mr. Williams was at BofI Federal Bank as Senior Vice President and Chief Risk Officer, overseeing all risk and control-related functions.  Before BofI, he served as Executive Director of Commercial Credit Review with Capital One, and Director of Regulatory Relations with Silicon Valley Bank.  Earlier in his career, Mr. Williams spent five years as Principal Examiner at the Federal Reserve Bank of San Francisco and ten years as a National Bank Examiner with the OCC.  Mr. Williams earned his B.S. in Economics from the University of South Dakota.

          Upon his appointment to the Board, Mr. Williams became entitled to the Company’s customary non-employee director compensation.  Mr. Williams was appointed to the Audit Committee and the Risk, Compliance and Planning Committee of the Company Board.

          There are no arrangements or understandings between Mr. Williams and any other persons pursuant to which he was selected as a director.  There are no family relationships between Mr. Williams and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.  No information is required to be disclosed with respect to Mr. Williams pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

        (d)           Exhibits

        99.1        Press release issued by Hanmi Financial Corporation dated June 7, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION

Date: June 7, 2016	By:	/s/ C. G. Kum
C. G. Kum
President and Chief Executive Officer